EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 9, 2003, accompanying the consolidated financial statements of Arctic Cat Inc. and subsidiaries included in the Annual Report on Form 10-K of Arctic Cat Inc. for the year ended March 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Arctic Cat Inc. on Forms S-8 (File No. 33-37065, effective October 1, 1990, File No. 33-69916, effective October 4, 1993, File No. 33-97244, effective September 22, 1995 and File No. 333-99253, effective September 6, 2002).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
June 25, 2003